Exhibit 99.1

GAP INC. REPORTS APRIL SALES

SAN FRANCISCO – May 5, 2011 – Gap Inc. (NYSE: GPS) today reported that April 2011 net sales increased 10 percent compared with last year.

Net sales for the four-week period ended April 30, 2011 were $1.15 billion compared with net sales of $1.05 billion for the four-week period ended May 1, 2010. The company’s comparable sales for April 2011, which include the associated comparable online sales, were up 8 percent compared with a 2 percent decrease in April 2010.

“While our overall April performance was solid, we’re very focused on driving improvement across all of our businesses in North America, as we also continue to grow internationally and online,” said Glenn Murphy, chairman and CEO of Gap Inc.

In addition, the company reported that net sales for the first quarter, which ended April 30, 2011, decreased 1 percent to $3.30 billion compared with $3.33 billion for the first quarter last year. The company’s first quarter comparable sales, which include the associated comparable online sales, were down 3 percent compared with a 5 percent increase in the first quarter of the prior year.

First Quarter Guidance

The company expects diluted earnings per share for the first quarter of fiscal year 2011 to be in the range of $0.38 to $0.39 with merchandise margins significantly down.

First Quarter Comparable Sales Results

Comparable sales for the first quarter of fiscal year 2011, including the associated comparable online sales, were as follows:

·	Gap North America: negative 3 percent versus positive 3 percent last year

·	Banana Republic North America: negative 1 percent versus positive 6 percent last year

·	Old Navy North America: negative 2 percent versus positive 6 percent last year

·	International: negative 6 percent versus flat last year

April Comparable Sales Results

Comparable sales for April 2011, including the associated comparable online sales, were as follows:

·	Gap North America: positive 2 percent versus negative 6 percent last year

·	Banana Republic North America: positive 11 percent versus flat last year

·	Old Navy North America: positive 14 percent versus flat last year

·	International: negative 1 percent versus negative 5 percent last year

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For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its first quarter earnings via press release on May 19, 2011, at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168, and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

May Sales

The company will report May sales on June 2, 2011.

Forward-Looking Statements

This press release and related sales recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

·	Driving improvement in North America;

·	International and online growth; and

·	Diluted earnings per share and merchandise margins for the first quarter of fiscal year 2011.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

·	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

·	the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies;

·	the highly competitive nature of the company’s business in the United States and internationally;

·	the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences;

·	the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands;

·	the risk that the impacts of the March 2011 earthquake, tsunami and nuclear crisis in Japan, including damage to stores and infrastructure, and reduced consumer spending, will have adverse effects on the company’s business, financial position and strategies;

·	the risk that the company’s franchisees will be unable to successfully open, operate, and grow the company’s franchised stores;

·	the risk that the company will be unsuccessful in identifying, negotiating, and securing new store locations and renewing or modifying leases for existing store locations effectively;

·	the risk that comparable sales and margins will experience fluctuations;

·	the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives;

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·	the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets;

·	the risk that trade matters, sourcing costs, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations, or impact its financial results;

·	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

·	the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations; and

·	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

Forward-looking statements are based on information as of May 5, 2011. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 175 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Mike Jenkins (415) 427-4454 investor_relations@gap.com Media Relations Contact: Emily Russel (415) 427-6230 press@gap.com

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